EXHIBIT 99.2

On March 6, 2013, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2012 Fourth Quarter and Year-End Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you'll need to press star, one on your pushbutton telephone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the conference over to Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Vince. Joining us today from the Company are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Product segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products segment.

Mr. Matthiessen will briefly review highlights from the fourth quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the first quarter of 2013. We'll then have time your questions.

If you have not yet received a copy of today's release, please email me at laura@guerrantir.com or you can get a copy of the release on inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy; changes in the demand for semiconductors; changes in the rates of and timing of capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of restructuring initiatives and other risk factors set forth from time to time in the Company's SEC filings included, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Well, thanks, Laura. I'd like to welcome everyone to our 2012 Fourth Quarter and Year-End Conference Call. While Hugh will review the financial results in detail, I'll review some of the highlights and then we'll discuss our markets and what we're seeing in our customer base.

Two thousand twelve was a very solid year for inTEST and a clear testament to the strength of our business model, which is centered on our core semiconductor ATE market, balanced with an expanded product offering into non-traditional semiconductor markets that require thermal testing. Just like everyone in the ATE sector, we operated this past year amidst challenging industry conditions which were driven by a number of capital equipment suppliers and semiconductor companies who delayed certain capital expenditures. We met these challenges head on, and we further strengthened and grew inTEST's operations. What differentiates us from a number of our peers is that we did not lose money in these challenging times. In fact, 2012 marked our third consecutive year of profitability, that's 13 consecutive quarters, and we continued to generate cash.

Total bookings for the fourth quarter of $9.3 million rose 7% compared with $8.7 million in the third quarter of 2012, and fourth quarter non-semiconductor test bookings and revenue showed sharpened increases in terms of absolute dollars and as a percent of revenue. Non-semi-related bookings of $1.9 million increased 23% sequentially and represented nearly 20% of total fourth quarter bookings, the highest percentage recorded this year, while non-semi-related net revenues of $1.3 million increased 16% sequentially and represented 15% of total fourth quarter net revenues.

Our diversification strategy outside of our traditional semiconductor markets helps to mitigate the cyclicality that's so closely tied to that industry and affords us several exciting new opportunities with multiple new customers.

Let me go over the segments for you. That would be Thermal, Mechanical and Electrical.

For the Thermal segment, 2012 fourth quarter bookings were $6.4 million compared with third quarter bookings of $5.7 million. Q4 thermal sales were $5.7 million compared with third quarter thermal sales of $6.0 million. We had a number of highlights for both the quarter and the year in the Thermal segment. During the quarter, we recorded our first order for the new 300-degree centigrade ThermoStream(R) to a large military communications company.

Our semi business showed some signs of improvement during the quarter, with the sale of six systems worth about $225,000 to one of the largest makers of networking and communication chips. A multiple system sale that equaled about $150,000 to a large domestic microprocessor manufacturer, and three systems were sold to a nanotechnology company to control heat dissipation while testing gallium nitride transistors.

In addition, we signed agreements with a Russian and Israeli distributor. We also introduced the new ATS series of ThermoStream(R) products. Along with this, we discontinued the Thermonics product line with minimal inventory obsolescence and we unified our sales channel to support the ATS product line.

In 2012, we acquired Thermonics in Sunnyvale, California. And after six weeks of local operation, we relocated those operations to Mansfield, Massachusetts. A leading energy services company supplying technology, information solutions and integrated product management approached Sigma with a need for mechanical refrigeration chambers capable of operating at temperatures above 200-degrees centigrade, which is traditionally accepted high temperature limit for conventional chambers using mechanical refrigeration. We developed an innovative mechanical refrigeration design and delivered a temperature chamber with a temperature range rated for up to 300-degrees centigrade. We believe we are the only manufacturer offering mechanical refrigeration chambers of this type.

We continue to sell a custom thermal source for missile testing to a major defense contractor, with sales since the program's inception surpassing $1.0 million in 2012. We sold four minus 300-degree centigrade systems or cryosystems, these would be called, to a semiconductor fab. Cryosystems, by the way, go down to very low temperatures below 150-degrees centigrade typically, that would be below 230-degrees Fahrenheit for the rest of us. And we sold the first two ThermoStreams(R) for integration into a production line for newly developed ship-based infrared cameras for military and industrial use. These ThermoStreams(R) will be used for test and calibration with a potential of a million in sales in 2013.

Moving over to the Mechanical products. Bookings for 2012 fourth quarter were $1.6 million compared with third quarter 2012 Mechanical bookings of $1.8 million. Fourth quarter sales were $1.6 million compared with third quarter sales of $2.7 million. During the fourth quarter, we successfully proliferated PIB, or Prober Interface Board direct docking. We started with one customer, and that now includes between five and 10 installed sites. In addition, we recently shipped the first set of the inTEST version of this type of docking for Teradyne Ultra Probe. We secured design wins at a major IDM on various test platforms and we're working with another major IDM on manipulator docking and interface products for a new internal test system scheduled for release in Q3 of 2013.

Mechanical highlights for 2012 include the fact that we were awarded the TI Supplier Excellence Award. In fact, we were the only ATE company to make this list. Also, we achieved our first Cobal 500 installs, that was in Thailand. The customer is happy with the performance. The Cobal 250 manipulator is now available for over 20 test systems, and the Cobal 500 manipulator is now available for 10 different test systems. We are developing a new docking system for higher-end applications that offers sophisticated automation.

Our Electrical segment had bookings for the fourth quarter of 2012 of $1.3 million compared with third quarter bookings of $1.3 million. Fourth quarter sales were $1.0 million compared with $2.1 million for 2012 third quarter. During the fourth quarter, we developed a new wafer probe interface at the request of a major IDM. As of quarter end, this has been field-tested and approved. Consequently, orders should come in in 2013. On a full-year basis, 2012 revenue in the Electrical segment was up substantially by 79% from 2011. That is $9.2 million worth versus $5.1 million. During 2012, we relocated to a new facility in Fremont, California over a long weekend at the end of Q1. We are now the OEM supplier to Eagle Test for the ETS 200 wafer sort interface and we entered into a joint development with a major test company of a super high density 10,000-pin wafer sort interface and corresponding hardware.

So, in summary, our long-term objective is to grow and evolve inTEST Corporation from our origins as an ATE company with a primary focus on semiconductors into a broad-based industrial test company. And over the past few years, we have continued to further diversify our end market penetration and execute on our differentiated product strategy. We have transformed inTEST largely through acquisitions, most notably in our Thermal Products segment. While many of our peers are looking at M&A as a means of survival, we are fortunate in that our core semiconductor business provides a very stable business platform to operate and grow from. We have added five companies to our operations in the last 15 years, a very successful track record of acquisitions, which have bolstered our growth opportunities. This past year, we acquired Thermonics, which further enhanced our presence in the ATE industry, while at the same time, providing additional leverage into growth industries outside of the semi industry. As a result, we now address growth markets in both the semi and non-semi areas including automotive, consumer electronics, defense/aerospace, energy and telecommunications. Going forward, we continue to see non-semiconductor-related products playing a substantial role in our growth strategy and success.

As I said in my opening remarks, we are differentiated from a number of our peers in that we continue to make money in these challenging times. 2012 marked our third consecutive year of profitability and we continue to generate cash. And let me stress that we expect to continue both trends in 2013. We enter 2013 with a diversified product portfolio serving growth markets and we are well positioned to meet the needs of our customers who continue to strategically increase their overall test capacity as they seek to meet the market demand for a broad range of products.

With that, I'd like to turn the call over to our CFO, Hugh Regan.

Hugh Regan, Jr.:

Net revenues for the quarter ended December 31, 2012 of $8.3 million decreased 23% from the third quarter revenues of $10.8 million. Fourth quarter 2012 end user net revenues were $7.0 million or 84% of net revenues, compared with third quarter end user net revenues of $9.0 million. OEM net revenues were $1.3 million or 16% of net revenues compared with third quarter OEM net revenues of $1.8 million. Net revenues from markets outside of semiconductor tests were $1.3 million or 15% of net revenues compared with $1.1 million, or 10% of net revenues in the third quarter.

Thermonics' fourth quarter 2012 revenue was $1.2 million, which was down slightly from the level achieved during the third quarter. As Bob mentioned earlier, at the end of the fourth quarter of 2012, our Thermal Products segment introduced the new ATS series of ThermoStream(R) products, which incorporated the best features of the Temptronic and Thermonics Forced Hot Air System. Therefore, going forward, we will no longer break out Thermonics revenues as the product lines have been consolidated.

The Company's overall gross margin for the fourth quarter was $3.5 million or 42%, as compared with$4.8 million or 44% in the third quarter of 2012. The reduction in gross margin was driven by a less favorable absorption of our fixed manufacturing costs in the fourth quarter, which increased to 20% of revenues in the fourth quarter from 15% of revenues in the third quarter. While our fixed manufacturing cost increased as a percentage of revenues quarter over quarter, they were essentially flat quarter over quarter at $1.6 million.

The increase in our fixed manufacturing costs as a percentage of net revenues in the fourth quarter was almost fully offset by a reduction in our consolidated material costs, which declined from 37.0% in the third quarter to 32.4% in the fourth quarter. All three of our product segments experienced decreases in their component material costs quarter over quarter, with our Electrical Products segment experiencing the largest reduction, from 45.5% of net revenues in Q3, to 37.3% of net revenues in Q4. The reduction was driven by a change in product mix in our Electrical segment, as well as in our other two product segments. Our Thermal Products segment's component material cost decreased from 33.0% in Q3, to 30.3% in Q4, while our Mechanical Products segment declined from 39.5% in Q3, to 36.8% in Q4.

I will now discuss the breakdown of operating expenses for the quarter.

Selling expense for the fourth quarter was $1.1 million or 14% of net revenues, compared with $1.3 million or 12% of net revenues for the third quarter, a decrease of $180,000 or 14%. The decrease was primarily due to reduced levels of sales commission on lower revenue.

Engineering and product development expense was unchanged quarter over quarter, at $1.0 million, which represented 12% of net revenues in Q4 compared to 9% of revenues in Q3.

General and administrative expense for the fourth quarter was $1.3 million or 16% of net revenues, compared to $1.4 million or 13% of net revenues in the third quarter, a decrease of $116,000 or 8%. The decrease was primarily the result of reduced accruals for profit-related bonuses on lower profits in the fourth quarter and lower levels of professional fees.

Other income for the fourth quarter was $21,000 compared to $23,000 for the third quarter.

We booked an income tax benefit of $83,000 in the fourth quarter, compared with income tax expense of $348,000 at the third quarter. The income tax benefit booked in the fourth quarter was driven by the year end true up of our deferred tax assets.

Our effective tax rate in the fourth quarter was 70%, compared to 34% in the third quarter. We expect our effective tax rate will remain in the mid 30% range throughout 2013. At December 31, 2012, we had total deferred tax assets of $2.0 million.

Fourth quarter net income was $201,000 or $0.02 per diluted share, compared with third quarter net income of $664,000 or $0.06 per diluted share. Average shares outstanding were 10,344,000 at year end, down slightly from the level at September 30, 2012.

Consolidated headcount at the end of December, which includes temporary staff, was 142, a decrease of four individuals during the fourth quarter. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand. I will now turn to our balance sheet.

Cash and cash equivalents at the end of the fourth quarter were $15.6 million, up $876,000 from September 30th. During the fourth quarter, we paid a one-time dividend of $0.08 per share, which used $834,000 of cash. We currently expect cash and cash equivalents to increase sequentially throughout 2013.

Accounts receivable at the end of the fourth quarter was $5.5 million, which decreased $1.4 million during the quarter. The decrease was driven by a lower level of net revenues in the fourth quarter compared to the first, as well as a decrease in days sales outstanding, which were 58 days at December 31, 2012.

Inventory declined by approximately $708,000 to $3.1 million at the end of December. And capital expenditures during the fourth quarter were $148,000, compared to $154,000 in the third quarter.

Bob provided the consolidated segment booking data earlier in the call, but for the quarter ended December 31st, Thermonics bookings were $994,000, compared to $1.2 million in the third quarter. The backlog at the end of the fourth quarter was $4.2 million, up from $3.2 million at the end of the third quarter, and Thermonics backlog was $315,000 at December 31, 2012.

In terms of our financial outlook, as quoted in our earnings release, we expect that net revenue for the quarter ended March 31, 2013 will be in the range of $8.0 to $9.0 million, with financial results ranging from a net loss of $(0.02) per diluted share to net earnings of $0.03 per diluted share. We currently expect that our Q1 2013 material cost as a percentage of net revenue will range from 33% to 35% due to a more favorable product mix. Please note that our outlook is based on the Company's current views with respect to operating and market conditions and customer forecast, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will begin the question-and-answer session. As a reminder, if you'd like to ask a question, please press star, one on your touch tone telephone. You can withdraw that question at any time by pressing star, two. If you're using speaker equipment today, please lift the handset before making your selection.

First question is from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi. Thanks for taking my call. I just want to talk about the Thermal business for a minute. I know that you design equipment to fit the product and where the competition has standard products. Just wondering how long the typical test lasts until it's finished and if the market seems to be taking to that model? Thanks.

Robert Matthiessen:

Hi Ken, this is Bob Matthiessen. I'm going to let Jim Pelrin, our General Manager of that group, answer that. Jim?

James Pelrin:

Sure. Hi, Ken. I think the question you're asking refers to our sales cycle, is that correct?

Ken Nagy:

Right.

James Pelrin:

Okay. From the moment we-in quoting an order, it could take anywhere from one week to four weeks to quote an order because we actually develop a specification along with the customer, complete specification for that product. Once the order is in-house, if it's a cryo product, it's a six to eight-week delivery. If it's a mechanical product, it's an eight to 12-week delivery, which is actually very rapid for a customized product.

Ken Nagy:

Great. Do you see the markets taking to that model?

James Pelrin:

Oh, yes. I think that's one reason why we're successful.

Ken Nagy:

Okay.

James Pelrin:

There are other people that offer or try to offer customized solutions, but you're really looking at a five or six-month endeavor there.

Ken Nagy:

Right.

James Pelrin:

So the market is very happy with us.

Ken Nagy:

Okay. That's great. Thank you very much.

James Pelrin:

Okay.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions at this time, please press star, one on your touch tone phone. If you're using speaker equipment , please lift the handset before making your selection.

Next question is from the line of George Melas with MKH Management. Please go ahead.

George Melas:

Good afternoon guys.

Robert Matthiessen:

Good afternoon, George.

George Melas:

I think this is a question mostly for Jim. Jim, I think you've been very busy in the past year sort of integrating the Thermonics and moving it to Massachusetts and also developing sort of a new ATS line. Can you tell us a little bit about what some of the progress you guys have made in terms of go-to-market strategy on the non-semi side? And how you see that evolving in (inaudible)?

James Pelrin:

Yes I can. We've recently hired an individual that has been in the chiller market and through that individual we intend to expand our efforts in selling custom and very low temp chillers. In addition, we're at the latter stages of hiring a business development director, whose job will be to really expand our presence in the electronic test industry, as well as to look at our capabilities and try to bring them into new and different industries in whatever product form that may be.

George Melas:

Great. Okay, that's my question. Thanks very much.

James Pelrin:

Okay.

Operator:

Our next question comes from the line of Bob DeLean from Red Rock Partners. Please go ahead.

Bob Delean:

Hey guys. Thanks for taking my question. Bob, I was a little disappointed to see that your Q1 expectations for the top line, I guess, are a little lower than I'd expect. If I recall from my notes, I think around December 14, at a conference, you may have said that quote activity had increased substantially just recently. Can you talk about the flow of business through the quarter and the flow of order activity as you're looking at Q1? Has there been a dropoff recently?

Robert Matthiessen:

I'll tell you what, everything is really fluid right now. Yes, we did have a lot of quote activity, as you related to. And in fact, our quote pipe is quite full at the moment. We've had activity in the past couple of days that indicates that maybe things are really turning around, but of course, until you have the PO in hand, you don't have it in hand and that extends both to the semi and non-semi areas. Again, we have a full quote pipeline in both cases. And so as I say things are very fluid, I don't know whether it has to do with the situation in government spending at the time. That probably is having some effect on the Thermal business. But things are up in the air and it looks like it could break either way and we're hoping it breaks in a positive direction.

Hugh Regan, Jr.:

But the momentum of-this is Hugh. The momentum of bookings did slow down slightly from what we had seen in the fourth quarter into the first quarter.

Robert Matthiessen:

Yes.

Bob Delean:

And then with respect to competition, as you guys track it, is your market share similar to what it was a year ago? Have you gained market share, have you lost?

Hugh Regan, Jr.:

Well, we believe, for instance, in our Electrical Products segment, we've gained some market share because we've had some customer wins there. And that's evidenced, we believe, by the significant increase in revenue that we had in that operation between 2011 and 2012. In our other product segments, we believe our market share is holding at this time.

Robert Matthiessen:

Yes. Our market share is holding in the Mechanical segments. In the Thermal business, we have the market share, if you will.

Hugh Regan, Jr.:

Right.

Robert Matthiessen:

I mean, we control most of that in the semi area. And in fact, any business we get in the non-semi area in the Thermal business is a gain of market share on somebody else.

Bob Delean:

With respect to the nuclear piece of business, has there been any shipments yet there and what's the timetable for that?

Robert Matthiessen:

Jim, why don't you describe?

James Pelrin:

Yes, sorry. There have been no shipments yet. The timetable is for late in the fourth quarter or early in the first quarter. It's still undergoing the final stages of qualification and then it has a six-month run time test that needs to be conducted.

Bob Delean:

Okay.

James Pelrin:

It's quite a lengthy product introduction as well.

Bob Delean:

I think all that additional detail is very helpful. Just a couple of things. Hugh, with respect to capex and D&A for 2013, do you have some estimates there?

Hugh Regan, Jr.:

Our capex has been running about $150,000 a quarter, so I would assume it's going to be in the neighborhood of about $600,000 for next year. And what was the second part of your question, Bob, I'm sorry? Was it the DTA?

Bob Delean:

Depreciation and amortization.

Hugh Regan, Jr.:

Oh. Depreciation and amortization, bear with me one moment. For the year, depreciation came in at $456,000 and amortization was another $476,000. So a combined total of just around $900,000 a year.

Bob Delean:

And is that a relatively reasonable expectation for 2013 as well?

Hugh Regan, Jr.:

The depreciation I would say is reasonable going forward. The amortization, we had some front-end loaded amortization related to the Thermonics acquisition. I would expect that to drop down to about a $350,000 to $400,000 level going forward next year.

Bob Delean:

Okay. One last thing for Bob. You guys did Temptronics, that acquisition about a year ago. I guess, can you comment at all what the current appetite is for acquisitions? What are you seeing out there and where are you in that process?

Hugh Regan, Jr.:

Well, first of all, it was Thermonics that we acquired a year ago, not Temptronics, that was in 2000, but...

Bob Delean:

Oh, I'm sorry.

Robert Matthiessen:

That's okay. I get confused, too, Bob. Yes, we, as you know, we have an M&A effort going on. Right now, for your information, we have a target list that has 16 companies on it. Some of them make a lot of sense, some of them don't make so much sense, but we're working through that. We've spent this past year, since the Thermonics acquisition, looking for new things but being very careful not to go forward on something just because we want to get something. We've been very careful with our acquisitions in the past and they've all been very successful for us. I will say that, as we stated before, it will probably be something in the thermal test business. Those are the companies that, so far, are fitting us the very best. And as I said, we have a list of 16 and of that 16, probably we have five that are-that seem reasonable for us. So....

Hugh Regan, Jr.:

But I think the one thing that we need to add at this point is that the Company does not have anything currently identified that it's ready to execute on and...

Robert Matthiessen:

That's correct.

Hugh Regan, Jr.:

We continue to evaluate opportunities. And as we have things that become more concrete, we'd be happy to disclose them. But there's really nothing at this time that we're in a position to publicly discuss because there's really nothing moving forward.

Robert Matthiessen:

That was Hugh wrapping my knuckles, in case you didn't know.

Bob Delean:

Hugh, were you an attorney as well?

Hugh Regan, Jr.:

I double as one in my...

Robert Matthiessen:

He's the closest thing we have to one in this room.

Hugh Regan, Jr.:

When you are responsible for public disclosures you get a quick education in the stuff.

Bob Delean:

There you go. Hey, thanks guys. Appreciate taking my questions.

Hugh Regan, Jr.:

Thanks, Hugh.

Robert Matthiessen:

You're very welcome.

Operator:

Thank you. Again, ladies and gentlemen, if there are any additional questions at this time, please press star, one on your touch tone phone. If you are using speaker equipment , please lift the handset before making your selection.

And I'm showing no further questions at this time. I'd like to turn the conference back over to Mr. Matthiessen for any closing remarks.

Robert Matthiessen:

Okay. Thanks for your interest in inTEST. In closing, our confidence in our business prospects remains high. inTEST occupies a profitable niche space. We have a proven long-term history with customers across the globe and provide high-quality mission-critical products that perform in high stress environments. We'll continue to work with our customers and drive innovations that allow us to continue being a leader in our targeted markets. Thanks again and we look forward to updating you on our progress when we report our first quarter results. Good night.

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[Non-material closing remarks omitted]